For the semi-annual period ended (a) June 30, 2001
File number: 811-5019

	SUB-ITEM 77C
	Submission of Matters to a Vote of Security Holders

A Special Meeting of Shareholders was held on January 19, 2001. At such meeting the shareholders approved the following proposals:

a)	Approval of a proposed new Subadvisory Agreement between
the Fund, Prudential Investments Fund Management LLC (as the "Manager" of the Fund), and Nicholas-Applegate Capital
Management (as the "Subadvisor" of the Fund).

Affirmative			 Negative

votes cast			votes cast
	Abstain
	19,392,792			249,475
	738,224

b)	Approval of the election of the following Directors each to
hold office until the Fund's next meeting of Shareholders and until his or her successor shall have been duly elected and shall have qualified:

				Affirmative
	Authority
	votes cast		 Withheld
Class III

		Arthur E. Nicholas	19,707,157		673,334

		Fred C. Applegate	19,717,431		663,060

		Dann V. Angeloff	19,700,590		679,901

		Theodore J. Coburn	19,712,433		668,058

		Robert G. Gunia	19,708,646		671,845

		Arthur B. Laffer	19,694,936		685,555

		Charles E. Young	19,703,776		676,715


c)	Approval of the selection of independent accountants for the
Fund conditioned upon the right by vote of a majority of such Fund's outstanding voting shares at any meeting called for the purpose to terminate such employment forthwith without penalties.

Affirmative			 Negative

votes cast			votes cast
	Abstain
19,621,250			108,393
	650,848